SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported):  March 13, 2010

Superior Oil and Gas Co.
 (Exact Name Of Registrant As Specified In Charter)

Nevada	000-50173	87-0537621
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

844 South Walbaum Road
Calumet, OK 73014
(Current Address of Principal Executive Offices)

Phone number: (405) 884-2080
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act(17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On March 13, 2010 the Registrant entered into a material definitive agreement not made in the ordinary course of its business.  The parties to the agreement other than the Registrant are Sam Guttman and the Weiss Family Trust (herein “Guttman/Weiss”), both of the New York City area and both of whom have invested significant sums in some of the Registrant’s oil and gas drilling prospects.

The major provisions of the agreement are as follows:

Guttman/Weiss will convert one-half of their 50% interest in three oil and gas leasehold estates  located in Logan County, Oklahoma into 140 million shares of the Registrant’s common stock.  Guttman/Weiss’s interest in the three leases was purchased in 2007 from Superior, and three producing wells were drilled on the three leases.

In connection with the above agreement, Superior will seek shareholder approval of an amendment to its articles of incorporation increasing its authorized capital stock to 300 million shares of Common Stock and 100 million shares of Preferred Stock.  10 million shares of the Preferred Stock are to be designated as Class A Voting Convertible  Preferred Stock.  Each share of the Class A Preferred will have the right to cast 14 votes, the right to be converted into 14 shares of Common Stock and the rights of the Common Stock in all other respects.  The 10 million shares of Series A Voting Convertible Preferred Stock will be issued to certain members of the Registrant’s management and its agents in payment of unpaid services already rendered by such persons to the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2010

Superior Oil and Gas Co.

By:	/s/ B.J. Sparks
B.J. Sparks, President